Exhibit 5

                     [Letterhead of Day, Berry & Howard LLP]


                                                                   July 14, 2003

IMS Health Incorporated
1499 Post Road
Fairfield, Connecticut 06824

Ladies and Gentlemen:

            We have acted as counsel for IMS Health Incorporated, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933 (the "Securities Act"), with respect to up to 523,458 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, issuable under the 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan, as amended and restated as of May 2, 2003 (the "Plan").

            In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction of such records, documents, certificates and other instruments, including but not limited to: (i) the Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, (iii) the Plan, and (iv) minutes of certain corporate proceedings of the Board of Directors of the Company. We have also made such investigation of law as in our judgment is necessary or appropriate to enable us to render the opinions expressed below.

            We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

            The opinions set forth below are based on, and limited to, the General Corporation Law of the State of Delaware, including the relevant provisions of the Constitution of the State of Delaware and published proceedings of Delaware courts, and the laws of the State of New York, which govern the Plan. No opinion is expressed as to the laws of any other jurisdiction.

            Based on and subject to the foregoing, we are of the opinion that the shares of Common Stock, when issued in accordance with the terms of the Plan and as contemplated by the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.


                                                    Very truly yours,


                                                    /s/  DAY, BERRY & HOWARD LLP

                                                    DAY, BERRY & HOWARD LLP




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